Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A
(Form Type)

TXNM ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1:  Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$7,404,069,601.25(1)(2)	0.00015310	$1,133,563.06(3)
Fees Previously Paid	—		—
Total Transaction Valuation	$7,404,069,601.25
Total Fees Due for Filing			$1,133,563.06
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$1,133,563.06

(1)
Title of each class of securities to which transaction applies:

Common stock, no par value per share (“Common Stock”), TXNM Energy, Inc., a New Mexico corporation (the “Registrant”).

(2)
Aggregate number of securities to which transaction applies:

The maximum number of shares of Common Stock to which this transaction applies is estimated to be 120,882,769 (the “Maximum Number of Shares”), which consists of (a) 105,378,979 shares of Common Stock issued and outstanding as of July 1, 2025, (b) 249,709 shares of Common Stock issuable on the vesting of restricted stock rights outstanding as of July 1, 2025, (c) 624,397 shares of Common Stock issuable on the vesting of performance shares as of July 1, 2025 (calculated assuming maximum level of performance is achieved), (d) 94,834 shares of Common Stock that participants in the TXNM Energy, Inc. Executive Savings Plan II have a right to acquire through this plan as of July 1, 2025 and (e) 14,534,850 shares of Common Stock reserved for issuance upon conversion of the Company’s 5.75% Junior Subordinated Convertible Notes due 2054.

(3)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11:

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated by multiplying the Maximum Number of Shares by the Merger Consideration (as defined in the Agreement and Plan of Merger, dated as of May 18, 2025, by and among the Registrant, Troy ParentCo LLC, a Delaware limited liability company, and Troy Merger Sub Inc., a New Mexico corporation, as may be amended from time to time ) of $61.25 per share of Common Stock (such amount, the “Total Consideration”).

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the Total Consideration by 0.00015310.